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                              MANAGEMENT AGREEMENT

                                     between
                             TRITEL MANAGEMENT, LLC
                                       and
                                  TRITEL, INC.

                           Dated as of January 7, 1999


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                              MANAGEMENT AGREEMENT
                              --------------------

        This Management Agreement (the "Agreement") is entered into as of January 7, 1999 (the "Effective Date") by and between TRITEL MANAGEMENT, LLC, a Mississippi limited liability company ("Manager"), and TRITEL, INC., a Delaware corporation (the "Company"). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Stockholders Agreement of the Company, dated as of the date hereof (the "Stockholders Agreement").

                              W I T N E S S E T H:

        WHEREAS, the operation of the Business, including, without limitation, the determination of policy, the preparation and filing of any and all applications and other filings with the FCC, the hiring, supervision and dismissal of personnel, day-to-day system operations, and the payment of financial obligations and operating expenses, shall be controlled by the Company, and Manager shall assist the Company in connection therewith and any action undertaken by Manager shall be under the Company's continuing oversight, review, control and approval, and the Company shall retain unfettered control of, access to, and use of the Business, including its facilities and equipment and shall be entitled to receive all profits from the operation of the Business;

        WHEREAS, William M. Mounger, II, E.B. Martin, Jr., Jerry M. Sullivan, Jr. (collectively, the "Senior Executives") are the owners of all of the ownership interests in Manager and are each employed by the Company pursuant to their respective employment agreements with the Company of even date herewith (collectively, the "Employment Agreements");

        WHEREAS, the Senior Executives are the owners of all of the issued and outstanding shares of Voting Preference Stock and of 100% of the issued and outstanding shares of Class C Common Stock;

        WHEREAS, the Senior Executives are willing to cause Manager to provide management services for the Company and its Subsidiaries on the terms and subject to the conditions contained in this Agreement; and

        WHEREAS, the parties desire to execute this Agreement to specify the terms upon which Manager will perform services to the Company hereunder.

        NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties agree as follows:

        Section 1. Engagement. The Company hereby engages Manager to oversee, manage and supervise the Company and the development and operation of the Business, and Manager hereby accepts such engagement, subject to and upon the terms and conditions hereof.

        Section 2. Management Standards. Manager shall discharge its duties hereunder in compliance with the Stockholders' Agreement, the Network Membership License Agreement, the Resale Agreement and the Roaming Agreement (collectively the "Operating Agreements") and all applicable Law. In performing its obligations hereunder, Manager shall act in a manner that it reasonably believes to be in or not opposed to the best interests of the Company consistent with the standards set forth herein. Nothing in this Agreement shall be construed as constituting Manager an agent of the Company beyond the extent expressly provided in, and as limited by, this Agreement.

        Section 3. Services to be Provided.

            (a) Scope of Services. Subject to the Company's oversight, review and ultimate control and approval and the limitations of Section 3(d) below, Manager shall be responsible for the design, construction and operation of the Company and the Business in accordance with the Operating Agreements, which shall be carried out by the Company's employees under the supervision and control of the Senior Executives. To this end Manager shall provide generally, on the terms and subject to the conditions set forth herein and in a manner consistent with the standards set forth herein and in the Operating Agreements, supervisory services with respect to (I) all administrative, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary to the administration of the Business, (II) operational, engineering, maintenance, construction, repair and such other technical services as may be necessary to the construction and operation of the Business, and (III) marketing, sales, advertising and such other promotional services as may be necessary to the marketing of the Business. The services for which Manager shall be responsible, subject in each case to the Operating Agreements, the Company's oversight, review and ultimate control and approval and to the limitations of Section 3(d) below, shall include but shall not be limited to the following:

               (i) the marketing of Company Communications Services to be offered and provided by the Company;

(ii) the management, tax compliance, accounting and financial reporting for the Company including, but not limited to, the preparation and presentation of reports and reviews of the business, financial results and condition, regulatory status, competitive position and strategic prospects of the Company as requested by the Board of Directors;

               (iii) the regulatory processing for the Company, including without limitation the preparation and filing of all appropriate regulatory filings, certificates, tariffs and reports that are required by, and participation in any hearings or other proceedings before, local, state and federal governmental regulatory bodies;

               (iv) the engineering, design, planning, construction and installation, maintenance and repair (both emergency and routine) and operation of, and equipment purchases for, the Company;

               (v) assisting the Company in the development and preparation of budgets, including, without limitation, preparing and presenting, not later than 90 days before the

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

beginning of each fiscal year, a proposed draft of an annual operating budget for the Company's review, evaluation and approval setting forth in reasonable detail the anticipated capital expenditures and other projected costs and expenses of constructing and operating the Business during the period covered by the budget, as well as projected revenues for that period, and generally describing all contracts and commitments which Manager expects to enter into on behalf of the Company during the period covered thereby;

               (vi) services relating to sales of the products and services offered by the Company, including without limitation processing orders for service, customer support, billing for services provided by the Company and collection of receivables for the Company;

               (vii) management information services for the Company;

               (viii) monitoring and controlling the Business and its PCS and Cellular Systems;

               (ix) negotiating contracts, issuing purchase orders and otherwise entering into agreements on behalf of the Company for the purchase, lease, license or use of such properties, services and rights as may be necessary or desirable in the judgment of Manager for the operation of the Company;

               (x) supervising, recruiting and training all necessary personnel to be employed by the Company, and determining salaries, wages and benefits for the Company's employees;

               (xi) administering the Company's employee benefit programs and the Company's programs for compliance with applicable laws governing the administration and operation of such plans and programs;

               (xii) administering the Company's risk management programs, including negotiating the terms of property and casualty insurance and preparing a comprehensive disaster recovery program; and

               (xiii) in furtherance of the foregoing, making or committing to make expenditures (including capital expenditures) on behalf of the Company.

            (b) Accounts. Subject to the foregoing, the Company shall be responsible for payment of all costs and expenses necessary to fund the ongoing business and operations of the Business and for the provision of all services of Manager hereunder, which shall include, but not be limited to, expenses arising under Article 3, payments to independent contractors, payments to vendors and suppliers of the Business, and interest payments to creditors who have financed the construction or operation of the Business. To the extent provided herein, Manager shall make such payments on the Company's behalf from one or more accounts maintained in the name of the Company at one or more banks acceptable to the Board of Directors, into which all Company revenues shall be deposited (the "Accounts"). All funds of the Company shall be promptly deposited in such bank accounts. All disbursements made by the Company as permitted under this Agreement shall be made by checks drawn on the Accounts, and all funds on deposit in the Accounts shall at all times be the property of the Company. Manager will have the right and authority to make deposits to and disbursements and withdrawals from the Accounts as required in connection with the performance of its services hereunder, provided that all signatories on the Accounts shall be subject to the approval of the Board of Directors.

            (c) Restrictions on Manager's Authority. Any provision to the contrary in this Agreement notwithstanding, unless such action is within (or on terms more favorable to the Company than) parameters set forth in a budget or business plan approved by the Board of Directors, Manager shall not do, or cause or permit to be done, any of the following for or on behalf of the Company without the prior written consent of the Board of Directors (excluding the Senior Executives that are directors of the Company):

               (i) settle any claim or litigation by or against the Company if the settlement involves a payment of $100,000 or more, or any regulatory proceedings involving the Company, unless such action is consistent with the Company's regulatory strategy as set forth in a budget approved by the Board of Directors;

               (ii) lend money or guarantee debts of others (other than wholly-owned Subsidiaries of the Company) on behalf of the Company, or assign, transfer, or pledge any debts due the Company, or release or discharge any debt due or compromise any claim of the Company, other than trade credit and advances to employees in the ordinary course of business;

               (iii) invest in or otherwise acquire any debt or equity securities of any other Person, enter into any binding agreement for the acquisition of any interest in any business entity or other Person (whether by purchase of assets, purchase of stock or other securities, merger, loan or otherwise), or enter into any joint venture or partnership with any other Person;

               (iv) take any tax reporting position or make any related election on behalf of the Company which is inconsistent with the directions given by the Board of Directors;

               (v) formally assert a strategic position with respect to a material matter before the Federal Communications Commission or any Governmental Authority on behalf of the Company with respect to any such matter;

               (vi) knowingly take or fail to take any action that violates (A) any Law relating to the Business, (B) any agreement, arrangement or understanding to which the Company is a party, including an Operating Agreement,
(C) any License or other governmental authorization granted to the Company in connection with its ownership and operation of the Business, or (D) any judicial or administrative order or decree to which the Company is subject, in each case unless such violation would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the Company or the Business;

               (vii) sell, assign, transfer, or otherwise dispose of, or hypothecate or grant a Lien on any assets belonging to the Company (other than the disposal of assets or equipment in the ordinary course of business);

               (viii) take any action amending or agreeing to amend any License granted to the Company in connection with its ownership and operation of the Business;

               (ix) borrow money on behalf of the Company or enter into other forms of financing for the Business, including any capital lease;

               (x) commingle any funds of the Company with funds of any other entity or Person;

               (xi) hire or fire the independent certified public accountants of the Company;

               (xii) pay to any employee or agent of, or consultant or advisor to, the Company, compensation in any form in excess of $100,000 in any fiscal year;

               (xiii) establish any reserves; or

               (xiv) enter into any contract, agreement or other commitment or issue any purchase order, which contract or other agreement or purchase order
(i) is not in the ordinary course of business, (ii) obligates the Company to make payments of $100,000 or more or (iii) will create a material variance (greater than 15%) relative to (x) in the case of a capital expenditure, the total budget for capital expenditures contained in any budget approved by the Board of Directors and (y) in the case of an operating expense, the total operating expense budget contained in any budget approved by the Board of Directors, in each case for the year-to-date period in which the expenditure is made or incurred and taking into account all previous expenditures and commitments in such year-to-date period, provided, that the approval of the Board of Directors shall not be required for any contract, purchase order or agreement the material terms of which are within (or on terms more favorable to the Company than) the parameters set forth in any budget approved by the Board of Directors; or terminate or amend in any material respect any contract, agreement or other commitment or purchase order, in each case if the execution and delivery or issuance thereof requires approval pursuant to this Section 3(d).

        Section 4. Compensation.

            (a) Reimbursement. The Company shall reimburse Manager for all out-of-pocket expenses ("Out-of-Pocket Expenses") reasonably incurred by Manager for goods and services provided by third parties to, for or on behalf of the Company. Manager shall provide the Company with a statement setting forth in reasonable detail (and with copies of invoices or other supporting documentation) the Out-of-Pocket Expenses claimed and the Company shall pay to Manager each such amount within thirty (30) days of receipt of the statement. Notwithstanding anything to the contrary contained in this Agreement, (i) no portion of the salaries of the Senior Executives or the general overhead expenses of Manager shall be subject to reimbursement as Out-of-Pocket Expenses and (ii) in no event will Manager be responsible for the payment from its own funds of any expenses, obligations or liabilities of the Company.

            (b) Management Fees. In consideration of Manager's performance of its responsibilities with respect to the Business, the Company shall pay Manager, commencing on the date hereof, a management fee per annum equal to $10,000 (the "Management Fee").

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


            (c) Disputes, etc. If the Company disputes the amount of expenses or fees claimed by Manager, the Company shall notify Manager in writing before payment is due, and if the matter cannot be resolved informally between the parties, either the Company or Manager may request resolution of the dispute pursuant to Section 9. The Company shall pay when due the portion of any such amounts that is not in dispute.

        Section 5. Term and Termination.

            (a) Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall terminate on the fifth
(5th) anniversary of the Effective Date (the "Term").

            (b) Termination.

               (i) By Either Party. Either party may terminate this Agreement in the event that a Governmental Authority shall enter an order appointing a custodian, receiver, trustee, intervenor or other officer with similar powers with respect to the other party or with respect to any substantial part of its property, or constituting an order for relief or approving a petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of such party; or if a party files a petition seeking any such order; or if any such petition shall be filed against such party and shall not be dismissed within sixty (60) days thereafter; or an order shall have been issued granting such party a suspension of payments under applicable law and any such order is not dismissed within sixty (60) days thereafter.

               (ii) By Company. The Company may terminate this Agreement:

                    (A) immediately in the event of a material breach of this
            Agreement by Manager (as determined by a majority vote of the Board of Directors (excluding the Senior Executives that are directors of the Company)), which has not been cured within thirty (30) days following notice thereof from the Company, including, without limitation, the failure of the Company to meet any of the objectives set forth on Schedule I hereto;

                    (B) immediately in the event that the Company shall fail to comply with the terms of any representation, warranty, covenant or agreement contained in the Credit Documents or in any other agreement or instrument pursuant to which the Company has incurred indebtedness for borrowed money in the principal amount of $25,000,000 or more, which failure to comply results in (unless such failure to comply has been waived or cured in the applicable cure period) an event of default thereunder;

                    (C) immediately in the event that the indebtedness incurred pursuant to the Credit Documents or any other indebtedness for borrowed money of the Company in the principal amount of $25,000,000 or more shall have been accelerated by the holder thereof; or

                    (D) immediately in the event that the Employment Agreements of any two of the three Senior Executives are terminated for any reason pursuant to their respective terms.

               (iii) By Manager. Manager may terminate this Agreement:

                    (A) in the event of a material breach of this Agreement by the Company (other than a payment default) which has not been cured within thirty (30) days following notice thereof from the Company; or

                    (B) voluntarily upon thirty (30) days prior written notice to the Company.

            (c) Remedies. The remedies set forth herein are not intended to be exclusive, and all remedies shall be cumulative and may be exercised concurrently with any other remedy available to Manager or the Company at law or in equity.

            (d) Continuing Obligations. After receipt of written notice of termination, but prior to the effective date of such termination, Manager shall continue to perform under this Agreement unless specifically instructed to discontinue such performance. In the event of termination, Manager and the Company shall remain liable for their respective obligations accrued under this Agreement prior to the effective date of termination.

            (e) Transition Arrangements.

               (i) In the event of termination of the Manager for any reason, Manager shall at the Company's expense cooperate with the Company in order to facilitate the transition to a new management service provider (the "New Provider"). Upon such termination, the Board of Directors (excluding the Senior Executives that are directors of the Company) shall nominate a New Provider that would not cause a significant detrimental effect on the eligibility of the Company to realize the benefits, if any, that the Company derives from its status as a "very small business," as defined in 47 CFR Section 24.720(b)(2), which New Provider shall be acceptable to Manager. Manager shall at the Company's expense take whatever steps are commercially reasonable to assist the New Provider in assuming the management of the Company and the operation of the Business including, without limitation, transferring to the New Provider all historical financial, tax, accounting and other data in the possession of Manager, and giving such consents, assigning such permits and executing such instruments as may be necessary to vest in the New Provider those rights that were necessary for Manager to perform its services hereunder.

               (ii) Within five (5) business days after the nomination by the Board of Directors of a New Provider, the Senior Executives agree to nominate a successor Person or group of Persons (collectively, a "Successor Control Group") that would not cause a significant detrimental effect on the eligibility of the Company to hold a Block F PCS license and to realize the benefits, if any, that the Company derives from its status as a "very small business," as defined in 47 CFR Section 24.720(b)(2), to whom the Voting Preference Common Stock and Class C Common Stock shall be transferred by the Senior Executives, which Successor Control Group shall be reasonably acceptable to the Board of Directors (excluding the Senior Executives

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

that are directors of the Company); it being understood that the New Provider shall be deemed to be a Successor Control Group reasonably acceptable to the Board of Directors. Immediately after a Successor Control Group reasonably acceptable to the Board of Directors is nominated, the Company, the Senior Executives and the Manager shall take, or cause to be taken, all actions necessary or required, including, without limitation, filing of all applications with the FCC, to obtain all requisite consents and authorizations to permit the transfer of the Voting Preference Common Stock and Class C Common Stock to the Successor Control Group. On the first business day after all such consents and authorizations shall have been obtained, the Senior Executives agree to resign as directors and officers of the Company and to sell to the Successor Control Group all of the shares of Voting Preference Common Stock for the per share price paid by them for such shares and exchange with the Company the shares of Class C Common Stock beneficially owned by them for an equal number of shares of Class A Voting Common Stock of the Company. If at any time, whether by reason of the inability of the Company to obtain all requisite consents and authorizations to permit the transfer of the Voting Preference Common Stock to the Successor Control Group or otherwise, the Board of Directors withdraws its consent to the nomination of a Successor Control Group, the procedure outlined in Sections 5(e)(i) and (ii) shall be repeated commencing with the nomination by the Senior Executives of a Successor Control Group within five (5) business days after the nomination by the Board of Directors of a successor New Provider.

            (f) Return of Information. Upon termination of this Agreement, all books and records in the possession of Manager relating to the maintenance and operation of and accounting for the Company, together with all supplies and other items of property owned by the Company and in Manager's possession, shall be delivered to the Company.

        Section 6. Noncompetition and Confidentiality.

            (a) Noncompetition. During the Term and for one year thereafter if after the expiration of the Term on the fifth (5th) anniversary of the Effective Date the Company offers to extend this Agreement for at least one (1) year on terms and conditions no less favorable than those contained herein and the Manager rejects such offer, neither of Manager nor any of its respective Affiliates shall, without the consent of the Company, assist or become associated with any person or entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company) that is actively engaged in the business of providing mobile wireless telecommunications services in the Territory.

            (b) Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from a governmental body or agency, none of Manager, the Senior Executives, nor any of their respective Affiliates shall disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or affiliates (collectively, "Confidential Information"), to any third person, unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Manager's, the Senior Executives' or any of their respective Affiliates' breach of this

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

Section 6(b)), except that Manager, the Senior Executives and their respective Affiliates may disclose Confidential Information to the extent advisable in their sole discretion in connection with (i) the performance of Manager's duties hereunder, or (ii) the issuance of Company securities, or (iii) obtaining financing for the Company, or (iv) the enforcement of Manager's rights under this Agreement, or (v) any disclosures that may be required by law, including securities laws.

            (c) Company Property. Promptly following the termination of this Agreement, Manager and the Senior Executives shall return to the Company all property of the Company, and all copies thereof in its possession or under its control, and all tangible embodiments of Confidential Information in its possession in whatever media such Confidential Information is maintained.

            (d) Non-Solicitation of Employees. During the Term and for one year thereafter, none of Manager, the Senior Executives nor any of their respective Affiliates will directly or indirectly induce any employee of the Company or any of its subsidiaries or affiliates to terminate employment with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof, unless such person shall have ceased to be employed by such entity for a period of at least six months.

            (e) Injunctive Relief with Respect to Covenants. Manager and each Senior Executive acknowledge and agree that the covenants and obligations with respect to noncompetition, inventions, confidentiality and Company property contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Manager and the Senior Executives agree that the Company shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Manager and the Senior Executives from committing any violation of the covenants and obligations contained in this Section 6. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

        Section 7. Limitations of Liability.

            (a) Force Majeure. Neither of the parties will be liable for nonperformance or defective or late performance of any of its obligations hereunder to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party's control, including acts of God, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes. Neither party shall be required to settle any labor dispute in any manner which is deemed by that party to be less than totally advantageous, in that party's sole discretion.

            (b) Exculpation of Manager. Notwithstanding any other provision of this Agreement, Manager shall not be liable for any failure or delay in its performance hereunder,

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

(except with respect to its performance of its obligations under Section 5(e)) or for any performance which is substandard, except where such failure, delay or substandard performance is the result of willful misconduct or gross negligence on the part of Manager.

            (c) No Consequential or Special Damages. Manager shall not be responsible to the Company or any other Person for any indirect, incidental, consequential or special damages to the Company, the Business or any subscriber or customer of any Business or any other person, including any damage to or loss of revenues, business or goodwill, suffered by any person or entity for any failure of any system or failure of performance hereunder. Manager's liability to the Company in respect of any such failure shall be limited to the amounts paid by the Company to Manager pursuant to this Agreement for the period of any such failure.

        Section 8. Books and Records. Manager shall keep or cause to be kept accounts and complete books and records with respect to its management of the operation of the Business, showing all costs, expenditures, allocations, receipts, revenues, assets, and liabilities; any and all other records necessary, convenient or incidental to recording the financial aspects of the operation of the Business and sufficient to record the profits and losses generated by the operation of the Business. Within fifteen (15) days after the end of each month Manager shall prepare or cause to be prepared and transmit to the Company unaudited statements, which shall include a general ledger and a trial balance. Manager shall also provide at the Company's request and expense any and all such additional statements or reports as may be reasonably necessary to the Company's oversight and control of the Business. The Company shall have control over and access, at all reasonable times during normal business hours, to the books and records maintained by Manager pursuant to this Section 9.

        Section 9. Dispute Resolution.

            (a) Dispute Resolution. The parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for action seeking a temporary restraining order injunction related to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the parties agree to use the dispute resolution procedures set forth in Section 9 as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

            At the written request of any party, the parties to the dispute will appoint knowledgeable, responsible representatives to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The parties intend that these negotiations be conducted by non-lawyer, business representatives, including at least one senior executive of each party to the dispute. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Discussion and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

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

            (b) Mediation. If the negotiations set forth in Section 9(a) do not resolve the dispute within thirty (30) days of the initial written request, the parties agree to work in good faith to settle the dispute by mediation under the commercial mediation rules of the American Arbitration Association. The parties will attempt to agree on a mediator. If they are unable to do so, the mediation will be referred to the New York, New York office of the American Arbitration Association for mediation which will appoint a qualified mediator to serve. The mediation shall take place in New York, New York or such other location as mutually agreed upon by the parties. Unless the parties agree otherwise, the first mediation session shall take place no later than ten (10) days after the initial written request to negotiate. The mediation shall continue until the dispute is resolved or until such time as the mediator makes a good faith determination that the likelihood of resolution is sufficiently remote that continuation of the mediation is not warranted.

            (c) Arbitration. If the mediation conducted pursuant to Section 9(b) does not resolve the dispute within thirty (30) days of the commencement of mediation, or if prior to the expiration of such thirty (30) day period the mediator determines that continuation of the mediation process is not warranted, the dispute shall be submitted to binding arbitration by a panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any party may demand such arbitration in accordance with the procedures set out in those rules. Each party shall have the right to take the deposition of up to five individuals (or a larger number of individuals with the consent of two of the three arbitrators), and any expert witness designated by the other party. Each party shall also have the right to request production of relevant documents, the scope and enforcement of which shall be governed by the arbitrator. Additional discovery may be only by order of the arbitrator, and only upon a showing of substantial need. The arbitrator shall be authorized to issue subpoenas for the purpose of requiring attendance of witnesses at depositions. The arbitration hearing shall be commenced within ten
(10) days of the determination that mediation is not going to be successful. The arbitration shall be held in New York, New York or such other location as mutually agreed upon by the parties. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. The award rendered by arbitration shall be final, binding and nonappealable judgment and the aware may be entered in any court of competent jurisdiction in the United States. Special, consequential or punitive damages shall not be awarded by the arbitrator.

            (d) Confidentiality. The parties agree that all communications and negotiations between the parties during the dispute resolution process, any settlements agreed upon during the dispute resolution process and any information regarding the other party obtained during the dispute resolution process (that are not already public knowledge) are confidential and may be disclosed only to employees and agents of the parties who shall have a "need to know" the information and who shall have been made aware of the confidentiality obligations set forth in this Section, unless the party is required by law to disclose such information.

            (e) Fees and Expenses. The parties shall equally split the fees of the mediator and the arbitrator. Any party found by the arbitrator to have breached this Agreement shall pay all other out-of-pocket costs and expenses, including reasonable attorneys' fees and expenses, of the other party incurred in connection with the dispute resolution process. If the arbitrator does not find that any party has breached this Agreement, then each party shall bear its own costs and expenses, including attorneys' fees and expenses.

        Section 10. Inspection Rights; Delivery of Information.

            (a) Company's Right to Inspect. Manager will permit representatives of the Company, at the Company's cost, during normal business hours and upon not less than five business days' advanced written request, to (i) visit and inspect during normal business hours Manager's properties and facilities which are utilized in connection with Manager's provision of services to the Company pursuant to this Agreement, including without limitation access to, and the right to make copies of, books and records of the Company located at such properties and facilities, and (ii) discuss with Manager's officers and employees such properties and facilities and Manager's provision of services to the Company pursuant to this Agreement. All such information shall be held in confidence by the Company, except for disclosures made to the Company's advisors, lenders and investors, or as required to be disclosed by process of law or other applicable law.

            (b) Notice of Certain Events. Promptly, and in any event within three (3) business days after Manager has received notice or has otherwise become aware thereof, Manager shall give the Company notice of (i) the commencement of any material proceeding or investigation against the Company or Manager by or before any governmental body or in any court or before any arbitrator which would be likely to have a material adverse effect on Manager, the Business or the Company, or on Manager's ability to perform its obligations hereunder, and (ii) the occurrence or non-occurrence of any event (x) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default by the Company or Manager under this Agreement or under any other material agreement to which the Company or Manager is a party or by which its properties may be bound, and (y) would be likely to have a material adverse effect on Manager, the Business or the Company, or on Manager's ability to perform its obligations hereunder, giving in each case the details thereof and specifying the action being taken or proposed to be taken with respect thereto. Promptly upon receipt thereof, Manager shall deliver to the Company copies of any material notice or report regarding any License from the grantor of such license or from any Governmental authority regarding the Business or the Company.

            (c) Other Information. From time to time and promptly upon each request, Manager shall provide the Company with such data, certificates, reports, statements, financial projections, documents or further information regarding the business, equity owners, assets, liabilities, financial position or results of operations of Manager, as may be reasonably requested by the Company.

        Section 11. Representations and Warranties. Each party makes the following representations and warranties to the other party, as a material inducement to the other party to enter into this Agreement.

            (a) Organization and Standing of Parties. Each party is duly organized, validly existing and in good standing under the laws of the State of its formation referenced in the first paragraph of this Agreement. Each party has full limited liability company or corporate power and authority to own its assets and carry on its business as now conducted by it.

            (b) Execution, Delivery, Performance and Binding Effect. The execution, delivery and performance by each party of this Agreement have been duly authorized by all necessary limited liability company or corporate action, as appropriate, including by such party's members or managers or stockholders or directors, as appropriate. Each party has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by such party of this Agreement will not (with the passage of time or giving of notice or both) conflict with, violate any provision of, result in the breach of, or constitute a default under (i) such party's articles of organization, certificate of incorporation, regulations, or other constituent, organizational or governing documents, as applicable, (ii) any License held by such party, (iii) any Law, (iv) any order, writ, injunction, decree, judgment or regulation of any Governmental Agency or (v) any contract, agreement, arrangement or understanding, (A) to which such party is a party, (B) to which or by which such party is subject or bound, or (C) to which or by which such party's assets are subject or bound. The execution, delivery and performance of this Agreement will not (with the passage of time or giving of notice or both)
(i) create or impose any Lien upon the assets of such party, (ii) result in the termination, suspension, modification or impairment of any contract, agreement, arrangement or understanding (A) to which such party is a party, (B) to which, or by which, such party is subject or bound, or (C) to which or by which such party's assets are subject or bound, or (iii) result in the termination, suspension, modification or impairment of any governmental license, permit, authorization or certificate held by such party or relating to its assets or businesses. This Agreement constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

            (c) Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person is required on the part of each party in connection with the execution, delivery and performance of this Agreement.

            (d) Litigation; Claims. With respect to each party, there is no claim, action, audit, arbitration, dispute, investigation, suit, litigation or legal proceeding pending, or to the best of such party's knowledge threatened, against such party (i) relating to or otherwise affecting such party's ability to execute and deliver this Agreement or to perform such party's obligations hereunder, or (ii) which would materially adversely affect the Company or the Company's contemplated business.

            (e) Court Orders, Decrees, Judgments, etc. There is outstanding no order, writ, injunction, decree or judgment of any court, governmental agency or arbitration tribunal against a party (i) relating to or otherwise affecting such party's ability to execute and deliver this Agreement or to perform such party's obligations hereunder or (ii) which would materially adversely affect the Company or the Company's contemplated business.

        Section 12. Miscellaneous.

            (a) Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            (b) Construction. Each of the parties hereto acknowledge that it has reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

            (c) Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their respective successors and permitted assigns; provided, however, that Manager shall not assign or otherwise transfer its rights and obligations under this Agreement without the Company's prior written consent. Any sale, assignment, sublease or other transfer in violation of this Section 12(c) shall be null and void. Each of the Stockholders shall be deemed a third party beneficiary of the Company's rights under this Agreement and shall be permitted to exercise any rights pursuant to this provision with the consent of AT&T and two-thirds in interest of the Cash Equity Investors.

            (d) Complete Agreement. This document, the exhibits attached hereto and each of the documents referred to herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties written or oral, which may have related to the subject matter hereof in any way.

            (e) Amendment. This Agreement may not be amended except by a writing signed by each of the parties.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of the State of New York.

            (g) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but, rather, shall be enforced to the extent permitted by law. Furthermore, in lieu of such an illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

            (h) Further Assurances. The parties agree that they will take all such further actions and execute and deliver all such further instruments and documents as may be required in order to effectuate the agreements set forth in this Agreement.

            (i) Waiver. No failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing among the parties or any of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have.

            (j) Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person (including delivery by an express delivery service or by facsimile transmission during the recipient's regular business hours) to an officer of the Company or to Manager, respectively, or three (3) business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed as follows:

               If to Manager:

               Tritel, Inc.
               1080 River Oaks Drive
               Suite B-100
               Jackson, MS 39208
               Attn: Chief Executive Officer
               Telephone: (601) 936-0893
               Facsimile: (601) 936-6045

               with a copy to:

               Tritel, Inc.
               1080 River Oaks Drive
               Suite B-100
               Jackson, MS 39208
               Attn: General Counsel
               Telephone: (601) 936-0893
               Facsimile: (601) 936-6045

               If to the Company:

               Tritel, Inc.
               1080 River Oaks Drive
               Suite B-100
               Jackson, MS 39208
               Attn: Chief Executive Officer
               Telephone: (601) 936-0893
               Facsimile: (601) 936-6045

               With copies to:

               Tritel Management, LLC
               1080 River Oaks Drive
               Suite B-100
               Jackson, MS 39208

               Attention: General Counsel
               Telephone: (601) 936-0893
               Facsimile: (601) 936-6045

               AT&T Wireless Services, Inc.
               5000 Carillon Point
               Kirkland, Washington 98033
               Attention: William W. Hague
               Telephone: (425) 828-8461
               Facsimile:  (425) 828-8451

               and

               AT&T Corp.
               295 North Maple Avenue
               Basking Ridge, NJ 07920
               Attention: Corporate Secretary
               Telephone:
               Facsimile: (908) 953-4657

               and

               Friedman Kaplan & Seiler LLP
               875 Third Avenue, 8th Floor
               New York, New York 10022
               Attention: Daniel M. Taitz
               Telephone: (212) 833-1109
               Facsimile:   (212) 355-6401

               and

               Rubin Baum Levin Constant & Friedman
               30 Rockefeller Plaza
               New York, New York 10112
               Attention: Gregg S. Lerner, Esq.
               Telephone: (212) 698-7705
               Facsimile:  (212) 698-7825

               and

               To each Cash Equity Investor, to its address set forth on
               Schedule I to the Stockholders Agreement.

               and

               Mayer, Brown & Platt
               1675 Broadway
               New York, New York 10019

               Attention: Mark S. Wojciechowski, Esq.
               Telephone: (212) 506-2525
               Facsimile:   (212) 262-1910

               or to such other addresses as either party may designate in a written notice served upon the other party in the manner provided herein.

                                      * * *

        IN WITNESS WHEREOF, the parties have set their hands effective as of the date first written above.

                                     COMPANY:

                                     TRITEL, INC.


                                     By:
                                        ----------------------------------------
                                         Name:
                                         Title:


                                     MANAGER:

                                     TRITEL MANAGEMENT, LLC


                                     By:
                                        ----------------------------------------
                                         Name:
                                         Title:


In order to induce the Company to execute and deliver the foregoing Management Agreement, by their execution in the spaces provided below each of the undersigned hereby agrees to be bound by the provisions of Sections 5(e) and 6 of this Agreement and to use good faith efforts to cause the Manager to perform all of its obligations pursuant to this Agreement.

SENIOR EXECUTIVES

By:
   ----------------------------------------
        William M. Mounger, II

By:
   ----------------------------------------
        E.B. Martin, Jr.

By:
   ----------------------------------------
        Jerry M. Sullivan, Jr.

                                   SCHEDULE I
                                   ----------

                                   Objectives
                                   ----------


                     [TO BE ESTABLISHED BY THE COMPENSATION
                      COMMITTEE OF THE BOARD OF DIRECTORS]

                                Table of Contents
                                                                           Page


Section 1.   Engagement.....................................................1

Section 2.   Management Standards...........................................2

Section 3.   Services to be Provided.2
      (a)    Scope of Services..............................................2
      (b)    Accounts.......................................................3
      (c)    Restrictions on Manager's Authority............................4

Section 4.   Compensation.5
      (a)    Reimbursement..................................................5
      (b)    Management Fees................................................5
      (c)    Disputes, etc..................................................6

Section 5.   Term and Termination.6
      (a)    Term...........................................................6
      (b)    Termination.6
      (c)    Remedies.......................................................7
      (d)    Continuing Obligations.........................................7
      (e)    Transition Arrangements.7
      (f)    Return of Information..........................................8

Section 6.   Noncompetition and Confidentiality.8
      (a)    Noncompetition.................................................8
      (b)    Confidentiality................................................8
      (c)    Company Property...............................................9
      (d)    Non-Solicitation of Employees..................................9
      (e)    Injunctive Relief with Respect to Covenants....................9

Section 7.   Limitations of Liability.9
      (a)    Force Majeure..................................................9
      (b)    Exculpation of Manager.........................................9
      (c)    No Consequential or Special Damages...........................10

Section 8.   Books and Records.............................................10

Section 9.   Dispute Resolution............................................10
      (a)    Dispute Resolution............................................10
      (b)    Mediation.....................................................11
      (c)    Arbitration...................................................11
      (d)    Confidentiality...............................................11
      (e)    Fees and Expenses.............................................12

Section 10.  Inspection Rights; Delivery of Information....................12
      (a)    Company's Right to Inspect....................................12
      (b)    Notice of Certain Events......................................12
      (c)    Other Information.............................................12

Section 11.  Representations and Warranties................................12
      (a)    Organization and Standing of Parties..........................13
      (b)    Execution, Delivery, Performance and Binding Effect...........13
      (c)    Consents......................................................13
      (d)    Litigation; Claims............................................13
      (e)    Court Orders, Decrees, Judgments, etc.........................13

Section 12.  Miscellaneous.................................................14
      (a)    Counterparts..................................................14
      (b)    Construction..................................................14
      (c)    Benefit; Assignment...........................................14
      (d)    Complete Agreement............................................14
      (e)    Amendment.....................................................14
      (f)    Governing Law.................................................14
      (g)    Severability..................................................14
      (h)    Further Assurances............................................14
      (i)    Waiver........................................................14
      (j)    Notices.......................................................15


Schedule I - Objectives


                                   I-ii